Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is dated as of February 2, 2015 (the “Effective Date”), by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Hossein Fateh (the “Executive”).
WHEREAS, the Company, the LLC and the Executive (collectively the “parties”) previously entered into a Third Amended and Restated Employment Agreement dated as of February 5, 2013, as amended by the First Amendment to Third Amended and Restated Employment Agreement, dated December 2, 2014, by and among the Company, the LLC and Executive (together, the “Employment Agreement”), under which the Executive is employed by the Company and the LLC as President and Chief Executive Officer;
WHEREAS, the Executive desires to voluntarily resign his employment with the Company and the LLC under the Employment Agreement, but to remain as a director and assume the role of Vice Chairman of the Company’s board of directors (the “Board”);
WHEREAS, the parties desire to terminate the Employment Agreement, other than those sections of the Employment Agreement that by their terms survive termination of the Executive’s employment with the Company and the LLC (the “Surviving Employment Agreement Sections”), upon the Executive’s separation from employment as a result of his resignation of employment with the Company and the LLC; and
WHEREAS, the parties desire to effectuate an amicable and orderly separation from employment by setting forth herein the terms and conditions that will apply thereto.
Accordingly, the parties hereby agree as follows:
1.Resignation. Executive shall resign from his employment as President and Chief Executive Officer and from any and all other positions he may have as an employee or officer with the Company and the LLC, and from any and all other positions he may have as an employee, officer or director of any subsidiary or affiliate of the Company, effective February 17, 2015 (the “Separation Date”), which shall be the date of termination of the Executive’s employment and the end of the Term referred to in Section 1 of the Employment Agreement. Until and through the Separation Date, the Executive shall continue to be paid his current salary at the annualized rate of Five Hundred Twenty-Two Thousand ($522,000) (“Annual Salary Rate”), continue to receive the benefits, vacation and expense payment or reimbursement as provided in Sections 3.3, 3.4 and 3.5 of the Employment Agreement and continue to render services as an employee as provided in Section 2.1 of the Employment Agreement. The parties agree to cooperate to facilitate an effective transition to new leadership.

2.Designation as Vice Chairman of the Board.

a.Contemporaneously with the execution of this Agreement, the Executive shall be designated as Vice Chairman of the Company’s Board, to have the responsibilities designated in the Company’s Bylaws. Service on the Board and related terms shall be determined in accordance with the Company’s Bylaws and policies and other governing documents as they exist from time to time.

b.From and after the Separation Date, for so long as Executive shall be a member of the Board, the Executive shall be entitled to and shall receive the annual compensation awarded to non-employee members of the Company’s Board, plus the Company’s customary per-meeting fees attended in person and telephonically.

c.Nothing in this Agreement will prevent the Executive from resigning as Vice Chairman and/or as a member of the Company’s Board, and any such resignation shall not be a breach of this Agreement.

d.Executive will be permitted, where reasonable, to fulfill his duties as Vice Chairman and as a member of the Company’s Board other than from the Company’s headquarters, including attending meetings telephonically.

3.Compensation and Benefits Accrued at Termination.

a.The Executive shall be paid (i) Compensation and Benefits Accrued at Termination, which shall be paid within five (5) business days after the Separation Date, and (ii) any payment under the Company’s 2014 Short-Term Incentive Compensation Plan (the “2014 STIC Plan”) to which Executive is entitled (“2014 STIC Plan Payment”), which shall be paid no later than the earlier of (A) the date on which payments under the 2014 STIC Plan are made to plan participants other than Executive, and (B) March 15, 2015.

b.For purposes of this Agreement, “Compensation and Benefits Accrued at Termination” means the following:

i.the unpaid portion of the Executive’s annual salary at the Annual Salary Rate, pro-rated through the Separation Date, payable in accordance with the Company’s regular pay schedule;

ii.except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the Separation Date under any compensation and benefit plans, programs, and arrangements in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued;

iii.reasonable business expenses and disbursements incurred by Executive prior to the Separation Date, to be reimbursed to Executive in accordance the Company's reimbursement policies as in effect at the Separation Date; and

iv.to the extent consistent with the Company's policies for executives generally, compensation for vacation time accrued but unused at the Separation Date.

4.Severance Payment. The Executive shall be paid a severance payment equal to the sum of: (i) Executive’s annual salary on the Effective Date, plus (ii) the average of the two highest annual cash bonus payments, if any, paid or approved for payment to Executive during the preceding three completed performance years (including the 2014 STIC Plan Payment) (the “Severance Payment”), which shall be paid within five (5) business days after the date that is six months following the Separation Date (or if earlier the Executive’s death).

5.Partial-Year Bonus. The Executive shall be paid sixty-eight thousand, six hundred forty-seven dollars ($68,647) (the “Partial-Year Bonus”), which shall be paid as soon as practicable but in no event later than fourteen (14) days following the Separation Date.

6.Equity Awards.

a.All stock options, restricted stock, RSUs and other equity awards held by the Executive on the Separation Date, as set forth on Schedule 1 attached hereto, shall become fully vested and exercisable or free from repurchase restrictions or other risk of forfeiture, as applicable, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such equity awards were granted.

b.Each of the award agreements for stock options held by the Executive on the Separation Date, as set forth on Schedule 2 attached hereto (the “Stock Option Award Agreements”), are hereby amended to provide that the Option Period (as defined in the applicable Stock Option Award Agreement) for such stock options will continue until the earliest to occur of (i) the date of termination of the Executive’s Service (as defined in the Company’s 2011 Equity Incentive Plan) as a Director of the Company and (ii) the date on which the stock option otherwise would have expired pursuant to the applicable Stock Option Award Agreement. In order to effect this amendment, each of the Stock Option Award Agreements is hereby amended as follows:

i.	The last paragraph of Section 2 of each of the Stock Option Award Agreements is hereby amended and restated as follows:

Except as provided in this Section 2 or any other agreement with the Company to which the Participant is a party, any options to purchase shares of Common Stock with respect to the Stock Option Award that are not vested on or before the date of the Participant’s termination of Service, as that term is defined in Company’s 2011 Equity Incentive Plan (the “Termination Date”), shall be forfeited on the date that such Service terminates. Each Stock Option Award may be exercised after the date of the Termination Date only with respect to the number of Stock Option Awards that were exercisable on the Termination Date, and a Participant may exercise such a Stock Option Award, before the expiration of the Option Period, during the period beginning on the Termination Date and ending on the 90th day following Termination Date. For the avoidance of doubt, all of the Stock Option Award became vested under the Separation Agreement to which Participant was a party with the Company.

ii.	Section 7 of each of the Stock Option Award Agreements is hereby amended and restated as follows:

No Right to Continued Service. The grant of the Stock Option Award does not give the Participant any right with respect to continuance of Service, as that term is defined in the Company’s 2011 Equity Incentive Plan, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his Service at any time.
7.Performance-Based Awards/Award of Common Stock.

a.Any performance objectives applicable to the performance-based restricted stock, RSUs, stock units, other equity awards and other long-term incentive awards (including cash awards) held by the Executive, as set forth on Schedule 3 attached hereto, shall be deemed to have been met at the greater of (A) target level at the Separation Date, or (B) actual performance at the Separation Date, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the Separation Date, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.
b.In consideration of the Executive entering into this Agreement, on the Separation Date, the Company shall award to the Executive that number of shares of common stock of the Company, par value, $0.001 per share, equal to one million seven hundred fifty thousand dollars ($1,750,000) divided by the average of the opening and closing prices of the Company’s common stock on the date that the award is granted, which common stock shall be fully vested and free from repurchase restrictions or other risk of forfeiture.

8.COBRA Payment. The Executive shall separately be provided with a notification of rights pursuant to the law known as COBRA to elect continuation of health insurance coverage (i.e., medical dental and vision) under the Company’s group health plan(s) in which the Executive, his spouse and any dependent children are participating as of the Separation Date. Assuming election of COBRA continuation coverage, the Company shall pay the cost of such continuation coverage for the Executive, his participating spouse and any participating dependents for a period of eighteen (18) months after the Separation Date.

9.Administrative Support. Until such time as determined otherwise by the Board, but in no event less than a period of one (1) year after the Effective Date, the Company and the LLC shall provide the Executive at the Company’ s sole expense with:

a.office space in the Company’s headquarters for use by the Executive when performing services as Vice Chairman or otherwise for the benefit of the Company;

b.a laptop computer and related IT support;

c.a cellular telephone with a voice and data plan consistent with such plans provided by the Company and/or the LLC to its employees, and, upon termination of this Agreement or the services under this Section 9(c), the Executive shall be entitled to retain the number associated with such cellular telephone;

d.an electronic mail address for use by the Executive when performing services as Vice Chairman or otherwise for the benefit of the Company;

e.an aircard wireless broadband modem and associated data plan;

f.smart tags;

g.parking space at the Company’s headquarters, and Executive shall retain the parking space that is designated for his exclusive use as of the Effective Date;

h.a Company paid American Express card for use by the Executive for Company-related expenses; and

i.the services of an administrative assistant employed by the Company, the LLC or one of their respective subsidiaries, which such assistant shall be the administrative assistant assigned to Executive as of the Effective Date or, if such person’s employment with the Company is terminated, an administrative assistant designed by Executive, which such designation shall be subject to the Company’s prior written consent, which such consent shall not be unreasonably withheld, delayed or conditioned.

10.Code Section 409A Compliance. The parties acknowledge and agree that the interpretation of Section 409A of the Internal Revenue Code, as amended (the “Code”) and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company or the LLC be liable for any tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

11.Release. For and in consideration of the payments, awards and support provided in Sections 4 through 9 of this Agreement, including but not limited to the Severance Payment and the Partial-Year Bonus, and for other good and valuable consideration, the Executive hereby, for the Executive, the Executive's spouse and his children, the Executive's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever releases, discharges and covenants not to sue the Company, the LLC or any of their divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind (other than the “Company Excluded Claims,” as defined below) arising out of, or related to, his employment with the Company, the LLC, its affiliates and subsidiaries (collectively, with the Company and the LLC, the “Affiliated Entities”) or the Executive's separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Agreement. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state, District of Columbia or local laws regarding employment discrimination and/or federal, state, District of Columbia or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive's employment with the Affiliated Entities, as well as any and all claims under state or District of Columbia contract or tort law or any other source of law.

“Company Excluded Claims” means: (i) any non-waivable rights under governing law, (ii) claims to enforce the terms of this Agreement and to the consideration under this Agreement, (iii) rights in respect of any equity, equity awards, stock options, restricted stock, RSUs, and performance based awards of the Company or any affiliates thereof held by or awarded to the Executive, his affiliates (including, without limitation, any trust or estate planning vehicle), the Executive's family members, (iv) the Executive’s rights to indemnification and D&O, E&O and liability insurance protection, (v) vested rights under the Company’s retirement and welfare benefit plans, and (vi) rights to the Compensation and Benefits Accrued at Termination and the 2014 STIC Plan Payment.

The Executive has read this Agreement carefully, and by signing below, confirms that he understands its terms and enters into it knowingly and of his own free choice. The Executive acknowledges that he has been given at least twenty-one (21) days to consider all of its terms and is being advised herein to consult with an attorney and any other advisors of the Executive's choice prior to executing this Agreement. The Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims seeking monetary of other relief against the Released Parties based on any claims lawfully released in this Agreement, including but not limited to any rights and claims under the Age Discrimination in Employment Act. If the Executive signs this Agreement before the end of the twenty-one (21) day period, he acknowledges he has done so voluntarily of his own free choice. The Executive also understands that the Executive has a period of seven (7) days after signing this Agreement within which to revoke his Agreement by delivering written notice of such revocation to the Company’s official who has signed this Agreement below, and that the Agreement is not effective and enforceable and neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive's signing of this Agreement without the Executive's signature having been revoked, other than any accrued obligations or other accrued benefits payable.
For good and valuable consideration, the undersigned Company representative, on behalf of the Company and each of the Company Parties hereby forever releases, discharges and covenants not to sue the Executive, the Executive's spouse and his children, the Executive's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns (collectively, the “Executive Released Parties”) from any and all claims of any kind which any such person or entity now has or may have against any of the Executive Released Parties, whether known or unknown, by reason of facts which have occurred on or prior to the date that the Company has signed this Agreement, including, without limitation, any and all claims under state or District of Columbia contract or tort law or any other source of law.

12.Ownership of Work; Remedies.

a.Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the period from the Separation Date until Executive is no longer a member of the Board; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive's services as a director of the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company's property rather than Executive's. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

b.Executive agrees to cooperate with the Company by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive's post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay a mutually agreed hourly fee to Executive for any assistance provided after termination of Executive's employment.

c.Executive shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, the executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company's public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive's or the Company's respective rights under this Agreement.

d.Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 13 the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 13. The terms of this Section 12.d. shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 12, including but not limited to the recovery of damages from Executive.

13.Governing Law; Disputes; Arbitration.

a.Governing Law. This Agreement and the Surviving Employment Agreement Sections are governed by and are to be construed, administered, and enforced in accordance with the laws of the District of Columbia, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement or any portion of the Surviving Employment Agreement Sections is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement or the Surviving Employment Agreement Sections. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof or thereof.

b.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Surviving Employment Agreement Sections shall be settled exclusively by arbitration in the District of Columbia by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Columbia, (ii) any of the courts of the District of Columbia, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13; provided, however, that the party that substantially prevails in an arbitration shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys' fees and costs, incurred by such prevailing party in connection with the arbitration. Notwithstanding any provision in this Section 13, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

c.Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement, the Surviving Employment Agreement Sections or any decision by arbitrators or judgment by a court of law pursuant to this Section 13 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company's principal bank.

d.LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION

RELATED TO THIS AGREEMENT OR the Surviving Employment Agreement Sections, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT OR the Surviving Employment Agreement Sections (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE LOWER OF (I) THE RATE PERMITTED BY SECTION 13.C. OR (II) THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 13.B. WOULD PROVIDE OTHERWISE.

e.WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, the Surviving Employment Agreement Sections OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 13.b, requiring arbitration of disputes hereunder.

14.Surviving Terms of Employment Agreement. The parties understand and agree the Employment Agreement is hereby terminated, other than the Surviving Employment Agreement Sections, and that they continue to be bound by and agree to comply with their respective obligations under the Surviving Employment Agreement Sections.

15.Miscellaneous.

a.Integration. This Agreement cancels and supersedes the Employment Agreement, other than the Surviving Employment Agreement Sections, and except as stated herein, does not cancel or supersede any other ongoing agreements between the Executive and the Company or the LLC with respect to obligations following termination of employment. This Agreement otherwise constitutes the entire agreement among the parties with respect to the Executive’s separation from employment as a result of his resignation of employment with the Company and the LLC, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. The Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

b.Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise, and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company's rights and obligations hereunder only to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company's obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution, for estate or tax planning purposes or as specified in Section 15.c.

c.Beneficiaries. The Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive's death.

d.Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Company or the LLC:
DUPONT FABROS TECHNOLOGY, INC.
1212 New York Avenue, NW, Suite 900
Washington, D.C. 20005
Attention: Secretary

With a copy to:
Stuart A. Barr
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004

If to the Executive:

Hossein Fateh

Address on file with the Company

With a copy to:
Robert G. Lian Jr.
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036-1564

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service (or facsimile, if the parties supply fax numbers as described in the preceding sentence), such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two business days after deposit into the mails by delivery to the U.S. Post Office.
e.Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

f.Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

g.No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

h.Offsets; Withholding; Other. The amounts required to be paid by the Company to the Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by the Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments or awards of common stock of the Company to be made to the Executive under this Agreement or otherwise by the Company shall be subject to withholding to satisfy withholding taxes and other required deductions. In the event of the Executive’s death prior to the Separation Date or payment of any amount due under this Agreement, the payments otherwise due hereunder shall be payable to the Executive’s beneficiary or estate, and the terms of any life insurance or other relevant death benefits shall apply. The Executive shall return to the Company on or before the Separation Date all equipment, property and confidential information of the Company or the LLC in his possession or control (whether in paper or other tangible form or electronic form), excepting personal compensation, financial and benefits information and items possessed in his capacity as a director of the Company. No benefits or amounts hereunder will be subject to an obligation of the Executive to mitigate.

i.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.

j.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. PDF and electronic/facsimile copies shall have the effect of originals.
k.Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.
l.Representations of the Executive. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. Notwithstanding a termination by the Company under this Section 15.l, the Executive's obligations under Section 13 shall survive such termination.

16.Disclosure. The Executive will be consulted on any press release or other public disclosure regarding his separation from the Company, and such release and disclosure will be subject to the Executive’s prior agreement, which shall not be unreasonably withheld, conditioned or delayed.

17.Certain Definitions. For purposes of this Agreement:
a.an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries;

b.a “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York;

c.a “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority; and

d.a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed their names as of the first day and year written above.
DUPONT FABROS TECHNOLOGY, INC.

By:     /s/ Lammot J. du Pont
Name:    Lammot J. du Pont
Title:    Chairman of the Board

DF PROPERTY MANAGEMENT LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

By:	DuPont Fabros Technology, Inc.,
its General Partner

By:     /s/ Lammot J. du Pont
Name:    Lammot J. du Pont
Title:    Chairman of the Board

/s/ Hossein Fateh
Name: Hossein Fateh

Schedule 1

Option Award	Unvested Options	Exercise Price
2012 Stock Option Award	50,374	$22.57
2013 Stock Option Award	122,807	$22.62
Total	173,181	N/A

Schedule 2

Outstanding Stock Option Award Agreements:

1.
Stock Option Award Agreement, dated February 25, 2010, between the Company and Executive, with respect to option to purchase 97,223 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”);

2.	Stock Option Award Agreement, dated February 24, 2011, between the Company and Executive, with respect to option to purchase 298,103 shares of the Common Stock;

3.	Stock Option Award Agreement, dated February 23, 2012, between the Company and Executive, with respect to option to purchase 151,123 shares of the Common Stock; and

4.	Stock Option Award Agreement, dated February 21, 2013, between the Company and Executive, with respect to option to purchase 184,211 shares of the Common Stock;

Schedule 3

Performance Unit Award	Target Award Unvested
2013 Performance Unit Award	38,479
2014 Performance Unit Award	68,413